FIRST AMENDMENT TO THE
 FUND ACCOUNTING SERVICING AGREEMENT

         THIS FIRST AMENDMENT dated as of the 8th day of February, 2010, to the Fund Accounting Servicing Agreement, dated as of October 15, 2009 (the "Agreement"), is entered into by and between SPECIAL OPPORTUNITIES FUND, INC. f/k/a INSURED MUNICIPAL INCOME FUND INC., a Maryland corporation (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Fund and USBFS desire to amend said Agreement referencing a name change; and

NOW THEREFORE, the Fund and USBFS agree as follows:

Effective December 15, 2009, the name Insured Municipal Income Fund Inc. was changed to Special Opportunities Fund, Inc.  Accordingly, all references to Insured Municipal Income Fund Inc. in the Agreement should be replaced with Special Opportunities Fund, Inc.
.

Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SPECIAL OPPORTUNITIES FUND, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Andrew Dakos	By: /s/ Joe D. Redwine

Name: Andrew Dakos	Name: Joe D. Redwine

Title: President	Title: President

2010

Amended Exhibit A
to the
Fund Accounting Servicing Agreement

Fund Names

Name of Fund
Special Opportunities Fund

2010